 Exhibit 16.1

May 12, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of CVSL Inc.’s Form 8-K, dated May 11, 2015, and have the following comments:

1.	We agree with the statements made in the first, second, fourth, fifth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ PMB Helin Donovan LLP